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MYR GROUP INC.
(Name of Registrant as Specified in Its Charter)

ENGINE CAPITAL MANAGEMENT, LLC ENGINE CAPITAL, L.P. ENGINE JET CAPITAL, L.P. ENGINE AIRFLOW CAPITAL, LP ENGINE INVESTMENTS, LLC ENGINE INVESTMENTS II, LLC ARNAUD AJDLER
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Engine Capital, L.P., together with the other participants named herein (collectively, “Engine”), intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the upcoming 2016 annual meeting of stockholders of MYR Group Inc., a Delaware corporation.

On December 8, 2015, Engine issued the following press release:

Engine Capital Delivers Letter to MYR Group Inc. Board of Directors

Believes MYR Group is Significantly Undervalued and Is Worth Between $29-$33 per Share

Urges the Board to Immediately Commence a Process to Explore All Strategic Alternatives to Maximize Shareholder Value

Intends to Nominate Director Candidates for Election at MYR Group's 2016 Annual Meeting

NEW YORK, Dec. 8, 2015 -- Engine Capital LP (together with its affiliates, "Engine"), one of the largest shareholders of MYR Group Inc. (NASDAQ: MYRG), with ownership of approximately 4.6% of the outstanding shares of the Company, today announced that it has delivered a letter to the Company's Board of Directors.

The full text of Engine's letter follows:

December 8, 2015

MYR Group Inc.
Members of the Board of Directors
c/o Mr. William A. Koertner, Chairman, President and Chief Executive Officer
1701 Golf Road, Suite 3-1012
Rolling Meadows, IL 60008-4210

Dear Board Members:

Engine Capital LP, together with its affiliates ("Engine"), owns approximately 4.6% of the outstanding shares of MYR Group Inc. ("MYRG" or the "Company"). MYRG represents a significant investment for Engine. We invested in MYRG because of the strength of its franchise, its reputation as one of the largest and most respectable electrical contracting firms in the country, its very low valuation, and the fact that there are opportunities readily within the control of the board of directors (the "Board") to substantially increase shareholder value.  In particular, we believe the Board should immediately commence a process to explore all strategic alternatives to maximize shareholder value with the help of a top-tier investment bank. This process should consider the risk-adjusted returns of different alternatives, including a recapitalization of the Company's balance sheet, more efficient ways to control and finance its equipment fleet, change in capital allocation or an outright sale of the Company.

Engine's principals have significant experience investing in the engineering and construction space, including being an active shareholder of Michael Baker Corporation until its sale to DC Capital Partners and being part of the team that took Primoris Services Corporation ("Primoris") and Hill International public. Our extensive due diligence on MYRG suggests that there is a significant gap between the trading value of MYRG stock and the intrinsic value of its business, based on prior private market transactions. More specifically, MYRG currently trades for around 4.0x EBITDA versus private market transactions of specialty contractors that have taken place between 6x and 8x EBITDA over the last few years. MYRG also trades at its lowest price to book multiple over the last five years, at around 1.2x book value versus intrinsic value around 2.0x book value. Based on our experience investing in specialty contractors and our diligence on the Company, we believe that MYRG's intrinsic value is between $29 and $33 per share, implying a premium of around 60% to the current stock price (assuming the midpoint of our valuation range). We believe that it is incumbent upon the Board, in accordance with its fiduciary duties, to initiate a strategic review to explore all opportunities to close this significant gap and unlock shareholder value.  While there may be other options, we highlight two potential paths in this letter that the Board could pursue, namely a sale of MYRG or a levered recapitalization of the Company with a change in future capital allocation.

We believe the vast majority of the Company's shareholders would support this course of action, especially given the uncertain environment in the near-term that you highlighted in your recent earnings call and MYRG's poor long-term track record as a public company. Specifically, MYRG stock is barely above where it started trading in September 2008, more than seven years ago, upon its return to the public markets, and the stock has consistently traded at a discount to its larger peers such as Quanta Services and MasTec.  The status quo is simply untenable when you consider the current robust M&A environment, likely significant strategic and private equity interest, the aforementioned significant value gap, the Company's suboptimal balance sheet, the very low interest rate environment and our public involvement.

A. Sale of the Company

One of the options that the Board should consider is a sale of the Company. We believe that the Company would be very attractive for strategic and private equity buyers for a number of reasons, including the following attractive characteristics of MYRG:

1.	A terrific and well-known national franchise with a long history of completing some of the largest electrical work in the county.
2.	An incredibly strong employee base numbering close to 4,000 employees who are considered among the best in the business.
3.	An unlevered balance sheet that a buyer could optimize.
4.	Potential revenue and cost synergies, including the ability to remove a significant portion of the Company's overhead, optimize the Company's fleet expenses and reduce capital expenditures.
5.	The ability to maximize the Company's asset base and increase the utilization of its fleet by exposing it to a potentially larger revenue base.
6.	The possibility to monetize the Company's owned real estate.

Potential buyers include Primoris, MasTec, Matrix Service Company, Pike Corporation (taken private at around 8x EBITDA in December 2014), international companies (such as Isolux Corsan) and private equity firms. In an industry where scale matters, the acquisition of MYRG would allow a buyer to add well north of $100 million of EBITDA post-synergies.

The Company may argue that a sale today might not fully value the Company on the basis of its favorable long-term prospects. This, however, is not a reason to hold off on a price-discovery process with third parties.  We assume that the Company has a multi-year plan with financial projections that reflect these favorable prospects.  If these projections are credible, potential buyers will price MYRG accordingly. Given the likely large number of interested parties, we believe the Company could hold a robust auction process, increasing the likelihood that the Company would receive credit for future opportunities without having to incur any of the execution risk.

Also relevant is that the credit markets may never be as good as in the current environment. The ability of any buyer to pay up for MYRG is directly tied to its ability to finance the purchase. Factoring in the time value of money and execution risk, in order to try to justify not selling the Company now, by our calculation, the Board would have to be confident that the Company's stock would reach $44 per share within 3 years (at a 12% discount rate and assuming a $31.00 per share transaction). This means that the Board would have to be confident that EBITDA can reach north of $150 million within 3 years (assuming the Company's historical enterprise value to EBITDA multiple of 5.5x) compared to 2015 EBITDA of $83 million based on analysts' expectations.

We seriously question whether the Board shares this confidence in the Company's future prospects given the small amount of stock purchases by members of the Board over the last 24 months. Instead, directors have been actively selling shares.

Another aspect for the Board to consider is the fact that Mr. Koertner, the Company's Chief Executive Officer, is 66 years old and will not remain at the helm of the Company forever. A sale of the Company today would avoid the need to go through a management transition that would add significant risk for the Company, its employees and its shareholders.

We also believe a sale of the Company could be in the best interests of the Company's other stakeholders, including employees who could become part of a larger, faster growing, and more vibrant company with better career development opportunities as well as customers who could be better served by a larger company with more offerings.

B. Recapitalization of the Company and Change in Capital Allocation

As part of this strategic review process, the Board should also consider the recapitalization of Company's balance sheet to lower MYRG's cost of capital. By running the Company on an unlevered basis, the Company is de-facto financing the purchase of its fleet via its equity, at a rate of 12 to 14% (our estimate of the Company's cost of equity) when it could finance that at a much lower rate (sub 5% for asset-based financing for example). Based on our research and discussions with industry participants, we believe the Company could easily carry leverage up to 3x EBITDA and still have plenty of bonding capacity. MYRG should also consider a sale and leaseback of its equipment fleet and real estate as a way to increase its leverage. These proceeds could be used to fund a one-time large special dividend to shareholders or a large tender offer (which would be our preference). Regarding future capital allocation, the Company needs to consider using asset-based financing to partially fund future capex and ongoing working capital growth. By doing so, the Company would significantly increase its free cash flow generation potential. MYRG also needs to significantly reduce its capex going forward. Based on comments made on the Company's last few earnings calls, it is obvious to us that the utilization of its fleet is going down. We were therefore surprised to hear that capex for next year would not be decreasing. MYRG needs to ensure that its fleet works as hard as it can. In light of the current environment, we believe there is no reason to further expand the fleet. Alternatively, the Company needs to sell equipment with poor utilization and return the proceeds to shareholders. In summary, by increasing leverage, reducing future capex and financing it differently, the Board could begin returning significant amount of cash to shareholders and thereby highlight the intrinsic value of the Company.

The Company could also use its liquidity to fund a large acquisition. We caution the Board not to go down this path. It would make little sense for MYRG to go pay up for an asset when its own stock is on sale. The return on any acquisition should be benchmarked against the purchase of the Company's own shares. It is very unlikely that any quality asset could be bought for a better price than MYRG's own shares. More importantly, the Company's management has no track record executing and integrating large acquisitions, thereby making the execution risk all the more significant and real. We urge the Board to consider not only the upside of these different scenarios, but also their risks.

In conclusion, we believe that the Board has a unique opportunity to significantly increase shareholder value. There has been almost no shareholder value creation since MYRG went public seven years ago. The status quo is no longer workable. We hope that the Company will do the right thing and take the required steps to maximize value for all shareholders. We note that the nomination deadline for the 2016 Annual Meeting is January 31, 2016. It has become clear to us that some level of representation on the Board is required to ensure that the best interests of shareholders are paramount.  We intend to closely monitor all developments and announcements at MYRG between now and the nomination deadline and plan to nominate directors in a manner commensurate with the Board changes we believe are required at such time.

Very truly yours,

Arnaud Ajdler
Managing Partner
Engine Capital LP

ABOUT ENGINE CAPITAL

Engine Capital is a value-oriented special situations fund that invests both actively and passively in companies undergoing change.

Investor contacts:
Engine Capital LP
Arnaud Ajdler
(212) 321-0048
aajdler@enginecap.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Engine Capital, L.P. (“Engine Capital”), together with the other participants named herein (collectively, “Engine”), intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of a slate of director nominees at the 2016 annual meeting of stockholders of MYR Group Inc., a Delaware corporation (the “Company”).

ENGINE STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are Engine Capital, Engine Capital Management, LLC ("Engine Management"), Engine Jet Capital, L.P. ("Engine Jet"), Engine Airflow Capital, LP ("Engine Airflow"), Engine Investments, LLC ("Engine Investments"), Engine Investments II, LLC (“Engine Investments II”), and Arnaud Ajdler (collectively, the "Participants").

As of the date hereof, Engine Capital directly owns 376,576 shares of common stock, $0.01 par value (the "Common Stock"), of the Company.  As of the date hereof, Engine Jet directly owns 217,511 shares of Common Stock.   As of the date hereof, Engine Airflow directly owns 352,603 shares of Common Stock.  Engine Investments, as the general partner of each of Engine Capital and Engine Jet, may be deemed the beneficial owner of the 594,087 shares of Common Stock owned directly by Engine Capital and Engine Jet.  Engine Investments II, as the general partner of Engine Airflow, may be deemed the beneficial owner of the 352,603 shares of Common Stock owned directly by Engine Airflow. Engine Management, as the investment manager of each of Engine Capital, Engine Jet and Engine Airflow, may be deemed the beneficial owner of the 946,690 shares of Common Stock owned directly by Engine Capital, Engine Jet and Engine Airflow.   Mr. Ajdler, as the managing member of Engine Management, may be deemed the beneficial owner of the 946,690 shares of Common Stock owned directly by Engine Capital, Engine Jet and Engine Airflow.